SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NetIQ Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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This filing consists of a press release from the Company dated May 23, 2006.

AttachmateWRQ and NetIQ Receive Hart-Scott-Rodino Clearance

NetIQ Corporation Announces Special Meeting of Stockholders

Seattle, WA and San Jose, CA – May 23, 2006—AttachmateWRQ and NetIQ Corporation (Nasdaq: NTIQ) today announced that they have been granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with AttachmateWRQ’s pending acquisition of NetIQ. As previously announced, AttachmateWRQ and NetIQ have entered into a definitive merger agreement pursuant to which NetIQ has agreed to be acquired by AttachmateWRQ. Under the terms of the agreement, AttachmateWRQ has agreed to pay $12.20 per share in cash to NetIQ stockholders. The acquisition is subject to customary closing conditions, including approval by NetIQ stockholders.

NetIQ Corporation also announced that it will hold a special meeting of stockholders to approve the acquisition of NetIQ Corporation by AttachmateWRQ. NetIQ stockholders of record as of the close of business on May 15, 2006 will be entitled to vote at the special meeting. The special meeting will be held on June 20, 2006, at 1:30 p.m., local time, at NetIQ Corporation, 1650 Technology Drive, Suite 800, San Jose, CA 95110.

About AttachmateWRQ

AttachmateWRQ focuses on extending more information, to more people, in the most secure and manageable way possible. The leader in multi-host access and integration, the company enables organizations to maximize the value of their existing IT investments as they advance their long-term business and IT strategies. AttachmateWRQ serves over 40,000 customers in nearly 60 countries worldwide. For more information, visit www.attachmatewrq.com.

About NetIQ Corporation

NetIQ is a leading provider of integrated systems and security management solutions that empower IT organizations with the knowledge and ability necessary to assure IT service. NetIQ’s Knowledge-Based Service Assurance products and solutions include embedded knowledge and tools to implement industry best practices and to better ensure operational integrity, manage service levels and risk, and ensure policy compliance. NetIQ’s modular, best-of-breed solutions for Performance & Availability Management, Security Management, Configuration & Vulnerability Management, and Operational Change Control integrate through an open, service-oriented architecture allowing for common reporting, analytics and dashboards. For more information about NetIQ, visit www.netiq.com or call (888) 323-6768.

Additional Information

NetIQ filed a definitive proxy statement with the SEC on May 22, 2006 in connection with the proposed merger. NetIQ urges investors and stockholders to read the proxy statement and other relevant documents filed with the SEC because they contain important information. Investors and stockholders can obtain these documents free of charge at the SEC’s website at www.sec.gov. In addition, documents filed with the SEC by NetIQ are available free of charge by contacting NetIQ Corporation Investor Relations at InvestorRelations@netiq.com.

NetIQ and its directors and executive officers are deemed to be participants in the solicitation of proxies from stockholders in connection with the merger. Information concerning all of NetIQ’s participants in the solicitation is included in the proxy statement relating to the proposed merger. Each of these documents is available free of charge at the SEC’s website at www.sec.gov and from NetIQ Corporation Investor Relations at InvestorRelations@netiq.com.

Safe Harbor Statement

Statements in this press release regarding future operating results and statements other than statements of historical fact are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company’s future results may differ from the results predicted and from other forward-looking statements made by the company. As well, the company’s third quarter results should not be considered as an indication of its future performance, due to variety of risks and uncertainties, including (1) the demand for the company’s software and services; (2) risks inherent in technology businesses generally, including the timing and successful development of new products, customer acceptance of new product offerings and product strategies, pricing of new products and competition in the company’s various product lines, the company’s ability to attract, retain and hire executives, technical personnel and other employees, and the company’s relationships with customers, suppliers and strategic partners; (3) the impact of consolidation and competition in the enterprise software market on the company’s product lines, pricing and commercial viability and (4) the amount of the charges and the impact of restructuring activities undertaken by the company. For a more comprehensive discussion of risks and uncertainties relating to the company’s business, please read the discussions of these risks in documents the company files from time to time with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2005. All of the information in this press release is as of May 23, 2006, and the company undertakes no responsibility to update this information.

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AttachmateWRQ, the AttachmateWRQ logo, Attachmate and WRQ are either registered trademarks or trademarks of Attachmate Corporation in the USA and other countries. All other trademarks, trade names, or company names referenced herein are used for identification only and are the property of their respective owners.

NetIQ and the NetIQ logo are either registered trademarks or trademarks of NetIQ Corporation in the USA and other countries. All other trademarks, trade names, or company names referenced herein are used for identification only and are the property of their respective owners.

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